Exhibit 21.1

CARDINAL ENERGY GROUP, INC.

Subsidiaries

Name	Jurisdiction of Incorporation or Organization

CEGX of Texas, LLC	Texas

Continental Energy, LLC	Ohio

High Performance Energy Fund Corporation	Delaware